Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF AMERICAN WATER CAPITAL CORP.

The undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby state as follows:

1. Name. The name of the Corporation is American Water Capital Corp. (the “Company”)

2. Registered Office and Agent. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4. Authorized Capital. The total number of shares of stock which the Company shall have authority to issue is 10,000 shares, all of which shall be Common Stock of the par value of S1.00 per share.

5. Incorporator. The name and mailing address of the incorporator are as follows: W. Timothy Pohl, 1025 Laurel Oak Road, P.O. Box 1770, Voorhees, NJ 08043.

6. Term. The Company is to have perpetual existence.

7. Bylaws. The board of directors of the Company shall have the power to adopt, amend or repeal the bylaws of the Company, except as otherwise specifically provided therein.

8. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

9. Limitation on Liability. The directors of the Company shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware, including, without limitation, as permitted by the provisions of paragraphs (7) of subsection (b) of § 102 of the Delaware General Corporation Law, as the same may be amended and supplemented. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

10. Right to Amend. Subject to the provisions of this Certificate, the Company reserves the right to amend any provision contained in this Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, as hereunto set his hand, this 11 day of May, 2000.

W. Timothy Pohl, Esq.

Incorporator